Exhibit 4.12

NEITHER THIS NOTE, NOR THE SHARES OF COMMON STOCK FOR WHICH IT IS CONVERTIBLE, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND NEITHER MAY BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE ACT AND SUCH LAWS OR (1) REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED AND (2) AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER IS FURNISHED TO THE MAKER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

Payment of this Subordinated CONVERTIBLE Promissory Note and the rights and remedies of the holder hereof are subject to the terms and conditions of a Subordination Agreement dated as of APRIL 17, 2017 between the Payee (as defined below) and HORIZON Credit II LLC (as the same may be amended and/or restated, the “Subordination Agreement”). Any successors and assigns of the holder of this Subordinated ONVERTIBLE Promissory Note shall be subject to and bound by the terms and conditions of such Subordination Agreement. A copy of such Subordination Agreement may be obtained, upon written request of any holder of this Subordinated CONVERTIBLE Promissory Note from THE MAKER.

Subordinated Convertible Promissory Note

$[________.00]	Waltham, Massachusetts	April 17, 2017

1.            For Value Received, the undersigned, Interleukin Genetics, Inc., a Delaware Corporation (the “Maker”), hereby promises to pay to [__________](the “Payee”), in lawful money of the United States of America, the principal amount of [___________] Dollars ($[_____].00)], together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until repayment thereof in full, in like money, at said office, or the conversion thereof in full, at a rate per annum equal to the Interest Rate (as defined below).

This subordinated convertible promissory note (the “Note”) is issued by the Maker pursuant to that certain Subscription Agreement dated as of April 17, 2017 (the “Subscription Agreement”) entered into among the Maker, the Payee and the other purchasers of the other subordinated convertible promissory note(s) of the Maker issued on or about April 17, 2017 (the “Issue Date”) pursuant to the Subscription Agreement (collectively with this Note, the “Notes”).

2.            Maturity. If not sooner paid or converted according to the terms hereof, the outstanding principal amount plus all accrued and unpaid interest thereon shall be due and payable in full upon written demand to the Maker (received at least five (5) days before such payments shall be made by the Maker) by the holders of Notes representing at least fifty percent (50%) of the aggregate principal amount of the Notes then outstanding (the “Requisite Holders”) on or after January 1, 2022 (the “Maturity Date”). Notwithstanding the foregoing, if the Maker closes a Change of Control on or before the Maturity Date, and this Note is not converted under Section 5(c) in connection with such Change of Control, then the outstanding principal amount plus all accrued and unpaid interest thereon shall be due and payable in full upon the closing of such Change of Control.

3.            Interest. This Note shall bear interest at the rate of 8% per annum, simple interest, from the date of issuance until paid or converted in full (the “Interest Rate”). Interest on this Note shall be computed on the basis of a 365-day year for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Interest shall be due and payable at the Maturity Date.

4.            Prepayment. Subject to the terms and conditions of the Subordination Agreement, the Maker may prepay any of the principal amount of this Note upon at least ten (10) days advance written notice to the Payee (a “Notice of Prepayment”) by the Maker of the date of prepayment (the “Prepayment Date”). Any prepayment shall be accompanied by the interest accrued on the prepaid principal amount through and including the Prepayment Date.

5.            Conversion.

(a)          Mandatory Conversion. Upon the Closing of the Qualified Financing (as defined below) on or before the Maturity Date, and simultaneously with the Closing of the Qualified Financing, the unpaid principal amount and accrued interest outstanding under this Note shall automatically (without payment of any additional consideration and without action on the part of the Payee) convert in whole (but not in part) into fully paid and nonassessable shares of Common Stock, par value $0.001 per share, of the Maker (the “Common Stock”). The total number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 5(a) shall be determined by dividing (i) the then outstanding principal amount and accrued interest under this Note by (ii) a conversion price equal to (A) eighty percent (80%) multiplied by (B) the lowest price per share of the Common Stock paid by investors to the Company in such Qualified Financing. No fractional shares shall be issued and the value of any fractional share shall be paid by the Maker to the Payee in cash. In connection with the conversion of this Note under this Section 5(a), the Payee will be granted the same registration rights with respect to the shares of Common Stock issued upon such conversion as granted to the purchasers of Common Stock in the Qualified Financing, if any.

(b)          Optional Conversion. During the period commencing on the Issue Date and expiring on the earlier of the Closing of the Qualified Financing and the Maturity Date, the holder of this Note shall have the right to convert the then outstanding principal amount of this Note (or any portion thereof), together with accrued interest thereon, into shares of Common Stock. If the Company provides a Notice of Prepayment to the holder of this Note, the holder of this Note shall have the right to convert the then outstanding principal amount of this Note (or any portion thereof), together with accrued interest thereon, into shares of Common Stock until 5:00 p.m., Eastern Time, on the day immediately preceding the Prepayment Date. The total number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 5(b) shall be determined by dividing (i) the then outstanding principal amount of this Note (or any portion thereof), together with accrued interest thereon by (ii) a conversion price equal to $0.125256. No fractional shares shall be issued and the value of any fractional share shall be paid by the Maker to the Payee in cash.

(c)          Conversion Upon a Change of Control. If a Change of Control closes before the Closing of the Qualified Financing and on or before the Maturity Date, then upon the written election of the Requisite Holders, the unpaid principal amount and accrued interest outstanding under this Note shall automatically (without payment of any additional consideration and without action on the part of the Payee) convert in whole (but not in part) into fully paid and nonassessable shares of Common Stock immediately before the closing of the Change of Control The total number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 5(c) shall be determined by dividing (i) the then outstanding principal amount and accrued interest under this Note by (ii) a conversion price equal to (A) eighty percent (80%) multiplied by (B) the price per share of Common Stock in such Change of Control. No fractional shares shall be issued and the value of any fractional share shall be paid by the Maker to the Payee in cash. In connection with the conversion of this Note under this Section 5(c), the Payee will be granted the same registration rights with respect to the shares of Common Stock issued upon such conversion as granted to similarly situated holders of Common Stock in the Change of Control, if any.

The Company shall provide the Payee with not less than twenty (20) days prior written notice of a Change of Control (including the material terms of the proposed Change of Control) (to the extent the Maker has notice of such Change of Control) and the Requisite Holders may elect in writing at any time before the fifth (5th) day before the closing of such Change of Control to convert the indebtedness represented by this Note into shares of Common Stock pursuant to this Section 5(c) immediately prior, and subject to, the closing of the Change of Control.

(d)          Mechanics and Effect of Conversion. Upon conversion of this Note pursuant to this Section 5, the Payee shall surrender this Note, duly endorsed, to the Maker; provided, however, that failure by the Payee to so surrender this Note shall not prevent the conversion of, and cancellation of, this Note in accordance with this Section 5. At its expense, the Maker shall, as soon as practicable after surrender of the duly endorsed Note in accordance with this Section 5, issue and deliver to the Payee a certificate or certificates for the number of shares of Common Stock to which the Payee shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Maker), together with a check payable to the Payee for any cash amounts payable for fractional shares, if applicable. Upon conversion of this Note, the Maker shall be released from all its obligations and liabilities under this Note.

6.            Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)          the Maker shall fail to pay timely when due, the principal of, or accrued unpaid interest on, the Notes or any other of the obligations hereunder or thereunder; or

(b)          the Maker shall violate, or be in material breach of, any of the representations or warranties under the Subscription Agreement or the Notes, or shall violate, or be in material breach of, the Subscription Agreement or the Notes and such violation or breach continues for thirty (30) days after the Maker receives written notice of such violation or breach from the Payee; or

(c)          the Maker shall (i) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Maker or of all or a substantial part of the assets of the Maker, (ii) admit in writing its inability to pay debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

(d)          without the Maker’s application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Maker: the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like relief in respect of the Maker or all or any substantial part of the assets of the Maker, or other like relief in respect of the Maker under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and, if the proceeding is being contested in good faith by the Maker, the same shall continue undismissed, or unstayed and in effect for any period of ninety (90) consecutive days, or an order for relief against the Maker shall be entered in any case under the Federal Bankruptcy Code or applicable bankruptcy laws.

Upon the occurrence of an Event of Default, the Requisite Holders, at their option, upon written notice to the Maker, may declare the unpaid principal portion of this Note (and the other Notes) to be forthwith due and payable, whereupon the said portion of this Note (and the other Notes) and all accrued, earned and unpaid interest hereon (and thereon) shall become immediately due and payable by the Maker without demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, or any other notice of any kind (other than notice of acceleration of maturity) to the Maker, or any other person liable hereon or with respect hereto, all of which are hereby expressly waived by the Maker and each other person liable hereon or with respect hereto, anything contained herein or in any other documents or instruments to the contrary notwithstanding.

7.            Limitation on Interest. The Maker and the Payee and the holder of this Note specifically intend and agree to limit contractually the amount of interest payable under this Note to the maximum amount of interest lawfully permitted to be charged under applicable law. Therefore, none of the terms of this Note shall ever be construed to create a contract to pay interest at a rate in excess of the maximum rate of permitted to be charged under applicable law, and neither the Maker nor any other party liable or to become liable hereunder shall ever be liable for interest in excess of the amount determined at such maximum rate, and the provisions of this Section 7 shall control over any contrary provision of this Note.

8.          Certain Waivers. The Maker waives demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notice, filing of suit and diligence in collecting this Note and further agrees that it will not be necessary for any holder hereof, to enforce payment of this Note, to consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them.

9.          Replacement of Note. Upon receipt of the Maker of evidence reasonably satisfactory to it of ownership of and the loss, theft, destruction or mutilation of this Note, and (a) in the case of loss, theft or destruction of indemnity reasonably satisfactory to it; provided, however, that if the holder of this Note is, or is a nominee for, the Payee or any other institutional investor, such person’s own unsecured agreement of indemnity shall be deemed to be satisfactory, or (b) in the case of mutilation, upon surrender and cancellation this Note, the Maker, at its own expense, shall execute and deliver a new Note, dated and bearing interest from the date to which interest shall have been paid on this lost, stolen, destroyed or mutilated Note or dated the date of this lost, stolen, destroyed or mutilated Note if no interest shall have been paid hereon.

10.         Governing Law. This Note and all rights and obligations of the parties hereunder shall be governed by and be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to Massachusetts or federal principles of conflict of laws.

11.          Defined Terms. The terms set forth below shall have the meanings assigned to such terms as used in this Note:

“Change of Control” means (a) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Maker’s property or business, or (b) the Maker’s merger into or consolidation with any other corporation or entity (other than a wholly-owned subsidiary of the Maker), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Maker’s capital stock is disposed of.

“Closing of the Qualified Financing” means the closing of the particular round of the Qualified Financing that results in the Proceeds (as defined below) to the Maker of all rounds of the Qualified Financing closed to that date being at least $5.0 million.

“Qualified Financing” means the Maker’s next Common Stock financing, whether in a single transaction or series of related transactions, whether a public or private financing, yielding aggregate cash proceeds to the Maker (inclusive of amounts converted under the Notes or other outstanding indebtedness of the Maker) (such amount, the “Proceeds”) of at least $5.0 million.

12.         Amendments and Waivers. This Note may be amended only with the written consent of the Maker and the Requisite Holders. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Maker and all holders of the Notes.

13.         Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Maker be liable for any amounts due or payable pursuant to this Note.

14.         Subordination. This Note shall be subordinated to all amounts payable under that certain Venture Loan and Security Agreement dated as of December 23, 2014 between the Maker and Horizon Technology Finance Corporation (as the same may be amended and/or restated) pursuant to the terms of the Subordination Agreement.

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Executed and delivered as an instrument under seal in Waltham, Massachusetts, on and as of the date first above written.

THE MAKER:

INTERLEUKIN GENETICS, INC.

By:
Name:
Title:

THE PAYEE:

[________________________]

By:
Name:
Title: